                                                                      Exhibit 11

                Statement Re-computation of per Share Earnings


NET INCOME PER COMMON SHARE, PRIMARY:

  Net Income                                         $3,843,886    $2,339,766
  Less: Preferred Dividends                             184,114       198,555
                                                     ----------    ----------
  Net income                                          3,659,772     2,141,211

Average Shares Outstanding                            4,688,335     3,797,053

Common stock equivalents - Convertible Preferred        710,396       222,623
                                                     ----------    ----------
Adjusted Average Shares Outstanding                   5,398,731     4,019,676
                                                     ----------    ----------

Net Income per common share                               $0.68         $0.53
                                                     ==========    ==========

NET INCOME PER COMMON SHARE, FULLY DILUTED:

  Net Income                                         $3,843,886    $2,339,766

Average Shares Outstanding Outstanding                4,688,335     3,797,053

Shares issuable on conversion of preferred stock      1,440,786     1,239,949
                                                     ----------    ----------

Average shares outstanding assuming full dilution     6,129,121     5,037,002

Fully diluted earnings per share                          $0.63         $0.46
                                                     ==========    ==========